Syndicated Community Offering Conversion and Offering November 2008 C A M P E L L O B A N C O R P Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-152391

This presentation is for informational
purposes only and does not constitute an
offer to sell nor a solicitation of an offer to
buy shares of common stock of Campello
Bancorp, Inc.  The offer is made only by the
prospectus, as supplemented.
Please refer to the prospectus dated
September 11, 2008 as supplemented on
October 17, 2008 and November 5, 2008.
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The shares of common stock of Campello Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency or by the Share Insurance Fund.
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Forward-Looking Statements
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This presentation contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,”
“intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:
• statements of our goals, intentions and expectations;
• statements regarding our business plans, prospects, growth and operating strategies;
• statements regarding the asset quality of our loan and investment portfolios; and
• estimates of our risks and future costs and benefits.
These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-
looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
• general economic conditions, either nationally or in our market areas, that are worse than expected;
• competition among depository and other financial institutions;
• changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
• adverse changes in the securities markets;
• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
• our ability to enter new markets successfully and capitalize on growth opportunities;
• our ability to successfully integrate acquired entities;
• changes in consumer spending, borrowing and savings habits;
• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting
Standards Board; and
• changes in our organization, compensation and benefit plans. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16 of the prospectus.
Campello Bancorp, Inc. has filed a registration statement, including a prospectus, as supplemented, concerning the conversion with the
Securities and Exchange Commission.  Prospective purchasers of Campello Bancorp, Inc. are urged to read the prospectus, as supplemented, and the other documents filed by Campello Bancorp, Inc. with the SEC because they contain important information.
Investors are able to obtain all documents filed with the SEC by Campello Bancorp, Inc. free of charge at the SEC’s website, www.sec.gov.

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Offering Summary

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Issuer
Campello Bancorp, Inc.
Listing / Ticker
Nasdaq Capital Market / "CBCB"
Shares Offered 1,700,000 shares
(1)
Price Per Share
$10.00
Gross Proceeds
$17.0 Million
Pro Forma Shares Outstanding* 1,780,750
(1)
Pro Forma Market Value* $17.8 Million
(1)
Maximum Purchase Limitations
$850,000
Selling Agent
Stifel, Nicolaus & Company, Incorporated
Expected Close
Mid November 2008
(1) Based on minimum of the independent valuation appraisal.
*Includes shares planned to be contributed to The Community Bank Charitable Foundation.

Structure Following the
Conversion and Offering
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Overview of the Conversion
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Campello Bancorp, Inc.
Public shareholders
(including The Community
Bank Charitable Foundation)
The Community Bank
100%
100%

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Reasons for the Conversion and Offering
• Raise additional capital to support future growth.
• Compete more effectively in the financial services marketplace by providing funds to diversify our products and services.
• Offer depositors, employees, management, directors and
corporators an equity ownership in Campello Bancorp.
• Increase philanthropic endeavors to the communities we serve through the formation and funding of a charitable foundation.
• Provide us greater flexibility to effect corporate transactions such as mergers and acquisitions.
• Attract and retain qualified directors, management and
employees through stock-based compensation programs.
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• Opportunity to invest in a long-standing franchise at an attractive price.
– pro forma offering price to book value of 48.45% at the minimum of the valuation range.
• Historically demonstrated strong balance sheet growth.
– Since 2004 loans have grown at a compound annual rate of 13.0%, while deposits have grown at a compound annual rate of 9.1%.
• Recent focus on higher yielding loan products.
– Shift in lending focus from residential loans to commercial small business loans.
• Experienced management and lending team with knowledge of the marketplace and ties to the community.
• Located in an expanding market area – branch network provides services in Southeastern Massachusetts.
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Investment Highlights
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Corporate Overview C A M P E L L O B A N C O R P

• The Community Bank, a Massachusetts Co-operative Bank, was originally founded in 1877 as Campello Co-operative Bank.
• Headquartered in Brockton, Massachusetts, The Community Bank
conducts business through its main office, five branches and two business resource centers.
• Customers consist of individuals and small to mid-sized businesses located in Southeastern Massachusetts, primarily in Plymouth and
Barnstable counties.
• The Community Bank had total assets of $407.3 million, net loans of $334.0 million, deposits of $307.0 million and total retained earnings of $23.3 million at July 31, 2008.
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Corporate Overview
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Branch Map
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Main Office
1265 Belmont Street
Brockton, MA 02301
Full-Service Branches
• 276 Quincy Street
Brockton, MA 02302
• 1090 Main Street
Brockton, MA 02301
• 337 Cotuit Road
Sandwich, MA 02563
• 110 Main Street
Bridgewater, MA 02324
• 45 Main Street
Lakeville, MA 02347
Business Resource Centers
704 Main Street, Suite D
Falmouth, MA 02540
259E Stevens Street
Hyannis, MA 02601

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Our Market Area
•
Headquartered in Brockton, Massachusetts located approximately 25 miles south of Boston in Plymouth county.
•
Conduct business through our main office, five branches and two business resource centers.
– Business focused primarily in Plymouth and Barnstable counties.
•
Our primary market area is demographically attractive:
– Plymouth and Barnstable counties have a population of nearly 750,000 and their growth rate has outpaced the Commonwealth of Massachusetts from 2000 - 2007.
• It is expected that the population growth rates of Plymouth and Barnstable counties will continue to outpace that of the Commonwealth of Massachusetts.
– Median household income of $73,061 and $61,707 for Plymouth and Barnstable counties as compared to $66,046 for the Commonwealth of Massachusetts.
– Diverse market area with tourism, healthcare, service businesses, wholesale and trade and government sectors providing significant employment in the area.
•
Major employers include: Air National Guard, Woods Hole Oceanographic
Institute, Brockton Hospital, Good Samaritan Medical Center, Jordan Hospital,
The Marine Biological Laboratories and Cape Air Airlines.
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Source: SNL Financial

• Increasing commercial real estate and commercial and industrial lending.
• Maintaining high asset quality through conservative underwriting standards.
• Expanding branch network and alternative delivery and product options.
• Remaining a community-oriented financial institution.
• Increasing share of lower-cost deposits.
• Increasing and diversifying sources of non-interest income.
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Business Strategy
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Executive Officers and Directors
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Employed Years of
Executive Officers Title
Since Experience
David W. Curtis President & Chief Executive Officer
1990 30+
Dennis P. Jones
Senior Vice President, Chief Financial
Officer & Chief Operating Officer
1991 23
Sheryl Walsh
Senior Vice President/Retail Banking & Sales
2005 27
Peter Curtin
Vice President/Senior Loan Officer
1992 24
Kathleen Kelley
Vice President/Marketing & Development
1998 10
Christopher Richards
Vice President/Senior Business Loan Officer
2003 11
David Holmberg
Vice President/Human Resources
2007 12
Estrela N. Carvalho Executive Assistant 1997 19
Directors Title
Director
Since
William A. Payne Chairman of the Board 2002
David W. Curtis President, Chief Executive Officer & Director 1990
Frederick A. Lane Director 1984
Richard K. Hynes Director 1988
Jane E. Callahan Director 1998
Gary R. Oman Director 1988
Robert A. Rosenthal, Ph.D. Director 2001

Financial Highlights C A M P E L L O B A N C O R P

Stable Asset Growth
Since 2004, we have grown our assets at a compounded annual rate of 11.8%, driven primarily by loan growth.
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$253,419
$293,353
$324,956
$367,950
$386,778
$407,313
$0
$50,000
$100,000
$150,000
$200,000
$250,000
$300,000
$350,000
$400,000
$450,000
2004 2005 2006 2007 2008 7/31/2008
Total Assets ($000)
Year end data as of April 30.

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Strong Loan Growth
Since 2004, we have grown our loan portfolio at a compounded annual rate of
13.0%. Our loan portfolio has demonstrated strong growth primarily driven by commercial and commercial real estate loan growth.
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$268,450
$306,652
$322,559
$333,995
$239,914
$199,066
$0
$50,000
$100,000
$150,000
$200,000
$250,000
$300,000
$350,000
$400,000
2004 2005 2006 2007 2008 7/31/2008
Loans, net ($000)
Year end data as of April 30.

Shift to Commercial-Based Loan Products
Over the past several years we have increased our focus in originating commercial real estate and commercial and industrial loans to take advantage of our marketplace and higher yields.
* Residential loans are comprised of single family residential loans and home equity lines of credit.  Commercial loans are comprised of commercial real estate and commercial and industrial loans.  Please see Risk Factors on page 17 of the prospectus, as supplemented, for a discussion of risks associated with commercial lending.
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Year end data as of April 30.
49.3%
51.6%
51.9%
62.8%
56.0%
33.0%
30.1%
28.8%
25.9%
23.8%
20.0%
30.0%
40.0%
50.0%
60.0%
70.0%
2004 2005 2006 2007 2008
Residential Loans Commerical Loans

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Disciplined Credit Culture
*Represents net charge-offs for the most recent quarter annualized.
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Despite a recent increase in non-performing loans, our charge-offs have only increased slightly, indicative of our conservative underwriting standards.
Year end data as of April 30.
0.00%
0.04% 0.04%
0.01%
0.03%
0.04%
0.00%
0.02%
0.04%
0.06%
0.08%
0.10%
0.12%
2004 2005 2006 2007 2008 7/31/2008*
Net Charge-Offs/ Avg. Loans
At April 30,
2004 2005 2006 2007 2008 7/31/2008
NPLs/ Total Loans 0.68% 0.45% 0.56% 0.39% 3.15% 3.38%
Allowance/ NPLs 138.9% 228.7% 211.7% 299.4% 44.9% 42.1%
Allowance/ Total Loans 0.94% 1.02% 1.19% 1.18% 1.41% 1.42%
Net Charge-Offs/ Avg. Loans 0.00% 0.04% 0.04% 0.01% 0.03% 0.04%

Steady Deposit Growth
Since 2004, we have grown our deposits at a compounded annual rate of 9.1%. In addition, The Community Bank’s deposits are insured in excess of FDIC deposit insurance limits under the Co-operative Central Bank’s Share Insurance Fund.
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Year end data as of April 30.
$212,123
$232,937 $232,893
$271,892
$279,492
$307,025
$0
$50,000
$100,000
$150,000
$200,000
$250,000
$300,000
$350,000
2004 2005 2006 2007 2008 7/31/2008
Total Deposits ($000)

Net Income Trends

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Year end data as of April 30.
$1,404
$1,346
$1,546
$1,052
-$18
$1,045
$225
$576
$450
$870
$675
$180
-$200
$0
$200
$400
$600
$800
$1,000
$1,200
$1,400
$1,600
$1,800
2004 2005 2006 2007 2008 7/31/2008
Net Income ($000) Provision for Losses ($000)

Offering Information C A M P E L L O B A N C O R P

Offering Overview
See pages 38-42  in the prospectus, as supplemented, for certain assumptions used in pro forma calculations.
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MINIMUM
General
Shares Offered 1,700,000
Charitable Foundation Shares 80,750
Total Shares Outstanding 1,780,750
Pro Forma Market Value $17.8MM
Pro Forma Net Income $464
Pro Forma Net Income Per Share $0.29
Offering Price to Pro Forma Net Income Per Share 34.48x
Pro Forma Shareholders' Equity $36,750
Pro Forma Tangible Shareholders' Equity $35,930
Pro Forma Shareholders' Equity Per Share $20.64
Pro Forma Tangible Shareholders' Equity Per Share $20.18
Offering Price to Pro Forma Shareholders' Equity Per Share 48.45%
Offering Price to Pro Forma Shareholders' Tangible Equity Per Share 49.55%
(Pricing Ratios are on a pro forma basis, at or for the year ended April 30, 2008)

Valuation
Based on the independent appraisal, when compared to Campello’s peer group on a price to book and price to tangible book basis, Campello’s common stock is valued at the following discounts at the minimum price of the offering range.
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Campello's
(Minimum)
Average
Peers
(2)
Discount
at
Minimum
Fully Converted Pricing Ratios
Price/ Book
(1)
48.45% 80.90% -40.11%
Price/ Tangible Book
(1)
49.55% 88.76% -44.18%
(1)
Based on Campello Bancorp, Inc.'s financial data as of and for the twelve months ended 04/30/2008.
(2)
Peer group as determined by RP Financial, LC. includes the following companies: BFBC, LEGC, NHTB, HIFS, LSBX, CEBK,
HBNK, CBNK, NFSB, MFLR. Peer group pricing ratios based on June 30, 2008 financial data. Pricing data as of November 3,
2008.

• Syndicated community offering is expected to
begin on November 6, 2008
• Syndicated community offering is expected to
expire in early to mid November, 2008
• Syndicated community offering is expected to
closed and begin trading in mid November 2008
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Timing
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